Exhibit 99.01

Press Release
www.shire.com

Director Share Dealings

December 23, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that today Ordinary Shares (“Shares”) and American Depository Shares (“ADSs”) of the Company, as set out below, have been acquired for the Non-Executive Directors, being the part of their total fees that are paid in shares for the period of service from October 1 to December 31, 2013.

	Type of Security (1)	Number of Shares/ADSs
William Burns	Shares	230
Dr. Steven Gillis	ADSs	73
Dr. David Ginsburg	ADSs	72
David Kappler	Shares	214
Susan Kilsby	ADSs	56
Anne Minto	Shares	272
David Stout	ADSs	66

(1)         One ADS is equal to three Shares

The Shares and ADSs were acquired on the London Stock Exchange and NASDAQ respectively at prices of £28.13 per Share and $137.74 per ADS.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal, Internal Medicine and Regenerative Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX